                                     Exhibit 2.1

                  [Agreement and Plan of Reorganization by and among
                  Registrant, RCA, Stephen Rogers and John F. Casey
                    dated April 25, 1996 filed as Exhibit 99.10 to
                   Form 8-K of the Registrant dated April 26, 1996,
                      and amended July 3, 1996, is incorporated
                                    by reference]

                                     AMENDMENT TO
                         AGREEMENT AND PLAN OF REORGANIZATION
                                    July 23, 1996


         THIS AMENDMENT (the "Amendment") is made and entered into this 23rd day of July, 1996 among BARRA, INC., a California corporation ("BARRA"), ROGERS, CASEY & ASSOCIATES, INC., a Delaware corporation ("RCA") and each of Stephen Rogers and John F. Casey (individually an "RCA Shareholder" and collectively, the "RCA Shareholders") and amends the Agreement and Plan of Reorganization dated April 25, 1996 (the "Agreement") among BARRA, RCA and the RCA Shareholders. Capitalized terms not defined herein have the meanings given to them in the Agreement.

         In consideration of the mutual promises made herein and in the Agreement, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

    1. Section 3.2 of the Agreement is hereby amended to add new subsection (r) as follows:

         "(r) within ten (10) days after the Closing, RCA shall have caused each RCA Subsidiary to adopt a formal code of ethics."

    2. Section 4(i) of the Agreement is hereby amended and replaced in its entirety with the following:

         (i) CODE OF ETHICS. RCIA has adopted a formal code of ethics, a true, complete and accurate copy of which is attached hereto as Schedule 4(i) of the RCA Disclosure Statement. RCA and the remaining RCA Subsidiaries have not adopted a formal code of ethics although RCA has been advised by its counsel that each of the RCA Subsidiaries is required to have adopted a code of ethics. Their failure to have a formal code of ethics shall not have a materially adverse effect on the business of RCA or such RCA Subsidiaries. The policies of RCA and each RCA Subsidiary (except RCMS) with respect to avoiding conflicts of interest are as set forth in their respective Forms ADV, as amended, which has been delivered to BARRA. To the best of RCA's knowledge, there have been no material instances of non-compliance with such policies since their adoption, except as listed on the RCA Disclosure Statement.

    3. Section 5(h) of the Agreement is hereby amended and replaced in its entirety with the following:

         "(h) CAPITALIZATION. As of March 31, 1996, the authorized capital stock of BARRA consisted of (i) 40,000,000 shares of Common Stock, no par value, of which 7,819,120 shares were issued and outstanding and (ii) 10,000,000 shares of preferred stock, no par value, of which none were issued and outstanding. As of December 31, 1995, there were 2,200,000 shares of BARRA Common

Stock, no par value, authorized for issuance upon exercise of stock options granted or to be granted pursuant to BARRA's 1991 Stock Option Plan, and options to purchase 1,509,020 shares were outstanding. Other than as set forth in this subsection, or in the BARRA SEC Documents, as of March 31, 1996, there are no outstanding (i) options, agreements, calls or commitments of any character which would obligate BARRA to issue, sell, pledge, assign or otherwise encumber or dispose of, or to purchase, redeem or otherwise acquire, any BARRA Common Stock or any other equity security of BARRA, or (ii) warrants or options relating to, rights to acquire, or debt or equity securities convertible into, shares of BARRA Common Stock or any other equity security of BARRA."

    4. Section 5(d) of the Agreement is hereby amended and replaced in its entirety with the following:

         "(d) BARRA SEC DOCUMENTS. Prior to the Effective Date, BARRA will have furnished to RCA true and complete copies of all documents (other than preliminary material) that BARRA has filed with the SEC since December 31, 1993 and shall furnish to RCA true and complete copies of all documents that BARRA shall file with the SEC after the date hereof (collectively, the "BARRA SEC Documents") pursuant to the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Investment Advisers Act of 1940, as amended, and the Investment Company Act of 1940, as amended (collectively, the"1940 Acts"). The BARRA SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the 1940 Acts, and none of the BARRA SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading except to the extent corrected by a subsequently filed BARRA SEC Document, and except that BARRA and a subsidiary of BARRA, Symphony Asset Management, Inc. failed to file Forms 13F with the SEC on a timely basis for the fiscal year ended March 31, 1996. The financial statements of BARRA included in the BARRA SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and fairly present the consolidated financial position of BARRA and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and changes in financial position for the period then ended (subject in the case of unaudited statements, to normal recurring audit adjustments). Except as disclosed in the BARRA SEC Documents filed prior to the execution of this Agreement, or except as contemplated by this Agreement or on account of the transactions contemplated hereby, since the date of the most recent BARRA SEC Document, there has not been any material adverse change in the results of operations, financial condition, assets or business of BARRA and its subsidiaries taken as a whole."

    5. Section 10.2 of the Agreement is hereby amended and replaced in its entirety with the following:

         "10.2     SHAREHOLDERS' INDEMNIFICATION.

         (a) RCA and all of the Shareholders shall jointly and severally defend and indemnify BARRA against, and jointly and severally agree to indemnify and hold BARRA harmless from, any and all losses, claims, damages, penalties, liabilities, fines, injuries, costs and expenses (including attorneys' fees, administrative expenses, prejudgment interest and court costs), incurred or suffered by BARRA relating to or arising out of or in connection with any or all of the following:

              (i) any breach or non-fulfillment of or any inaccuracy in any representation, warranty or covenant made by RCA or any RCA Shareholder or failure by RCA or any RCA Shareholder to perform any obligation or covenant to be performed by it or them pursuant to this Agreement or any document delivered by RCA or any Shareholder at the Closing;

              (ii) the failure by RCA or any RCA Subsidiary to register as an investment adviser in any jurisdiction in which BARRA, upon the reasonable advice of counsel, deems a registration to be necessary;

              (iii) any breach by the Holder's Agent of the provisions of
    Section 1(d) of the Escrow Agreement dated July 23, 1996 (the "Escrow Agreement") by and among the Bank of San Francisco (the "Escrow Agent"), BARRA, RCA and John F. Casey or the failure or refusal of the Holder's Agent to provide BARRA, BARRA's stock transfer agent and/or the Escrow Agent with any instrument or document, including, without limitation, any necessary stock powers or signature guarantees, to effect the release of the Escrow Shares to BARRA pursuant to the terms of the Escrow Agreement or any escrow agreement then in effect relating to the Escrow Shares;

              (iv) (A) any investigation, claim, proceeding, action or litigation of any nature (an "Action") brought against BARRA, RCA or any RCA subsidiary by any person or entity in any way relating to any third party's confidential and/or proprietary information created by or disclosed to Christine England (the "Proprietary Information"), provided, however, that this indemnity shall not apply to any Action in which BARRA is finally, judicially determined to have knowingly misappropriated the Proprietary Information, and (B) any Action brought by Christine England against BARRA, RCA and/or any RCA Subsidiary in any way relating to the Proprietary Information, including, but not limited to, any claim for wrongful termination involving the use, or inability of BARRA, RCA and/or any RCA Subsidiary to use, the Proprietary Information;

              (v) any default under the terms of that certain Assistance Agreement by and between the State of Connecticut acting by the Department of Economic Development and RCA, signed by the Associate Attorney General of the State of Connecticut on February 10, 1995 (the "Assistance Agreement") caused by the Closing; in addition, should the State of Connecticut (A) take no action with respect to the Assistance Agreement within one year from the date of this Amendment or (B) require modifications to the Assistance Agreement, or require a guarantee by BARRA of the terms of the Assistance Agreement, which guarantee modifies the terms of the Assistance Agreement (and provided that such modifications are more than ministerial in nature), and BARRA refuses to make such modifications, or give such guarantee, then in each such event BARRA shall be entitled to make recovery against the Escrow Shares in an amount equal to the grant amount under the Assistance Agreement, plus seven and one-half percent (7.5%) per annum from the date of the first grant payment from the State of Connecticut; provided, however, should BARRA, within one year from the date of this Amendment, reach a settlement with the State of Connecticut relating to the Assistance Agreement and make payment to the State of Connecticut in full satisfaction of all claims under the Assistance Agreement, then the recovery against the Escrow Shares shall be equal to such payment, plus reasonable costs and expenses (including attorneys' fees, administrative expenses, prejudgment interest and court costs) incurred or suffered by BARRA in connection with such settlement.

         Notwithstanding the foregoing, neither RCA nor any of the Shareholders shall have any liability under Section 10.2(a)(ii): (A) to the extent that such registration is necessary because of a change since the Effective Date in the applicable law, rules or regulations requiring such registration, (B) to the extent such registration is necessary because of a change since the Effective Date in the business or activities of RCA or any RCA Subsidiary, or (C) with respect to any administrative or filing fees (but not penalties) for registrations by RCA or any RCA Subsidiary as an investment adviser in any jurisdiction after the Closing Date.

         (b)  Claims for indemnity made by BARRA pursuant to the provisions of
Section 10.2(a)(i) and (ii) must total $50,000 in the aggregate before BARRA can seek reimbursement for such claims from the Shareholders (once the $50,000 threshold is met, BARRA can seek reimbursement for all additional indemnity claims, subject to the limitations of Section 10.8)."

    6. Section 10.3(b) of the Agreement is hereby amended and replaced in its entirety with the following:

         "(b) Claims for indemnity made by the Shareholders pursuant to the provisions of Section 10.3(a) must total $50,000 in the aggregate before the Shareholders can seek reimbursement for such claims from BARRA (once the $50,000 threshold is met, the Shareholders can seek reimbursement for all additional indemnity claims, subject to the limitations of Section 10.8)."

    7. Schedule A, Determination of Exchange Ratio is hereby amended and replaced in its entirety with Schedule A attached hereto.

         IN WITNESS WHEREOF, BARRA, RCA and the RCA Shareholders have each caused this Amendment to be signed, effective as of the date written above.

    BARRA, INC.



By:  /S/  James D. Kirsner
   -----------------------------
Title:   Chief Financial Officer
      -----------------------------------


    ROGERS, CASEY & ASSOCIATES, INC.



By:  /S/  John F. Casey
   --------------------------------------
Title:   President
      ---------------------------


    /S/  Stephen Rogers
    ----------------------------
    Stephen Rogers



    /S/  John F. Casey
    ----------------------------
     John F. Casey

                                      Schedule A

                           Determination of Exchange Ratio


    The Exchange Ratio is determined by dividing the Merger Consideration, as herein defined, by the aggregate number of RCA Shares issued and outstanding on the date of this Agreement, plus all RCA Shares that would be issued upon the exercise of all vested and unvested options or other rights to purchase RCA Shares minus the number of RCA Shares repurchased prior to the Effective Date pursuant to Section 7(q). The aggregate number of shares of BARRA Common Stock to be issued as consideration in the Merger (the "Merger Consideration") shall equal $15.5 million minus all RCA Notes payable as reflected in the Note Certificate delivered to BARRA pursuant to Section 4(g)(iii) of the Agreement (as later adjusted to reflect any RCA indebtedness created pursuant to the repurchase of any RCA Shares under Section 7(q)) (the "Base Price"), divided by $24.23835 (the "Agreed Price").

    The following formulae illustrate the foregoing provisions:

         Exchange Ratio                     Merger Consideration
    =                                       --------------------------
                                            all RCA Shares and options

         Merger Consideration               $15.5 M - Notes payable
    =                                       --------------------------
                                            Agreed Price

    EFFECTIVE DATE ADJUSTMENTS TO MERGER CONSIDERATION:

    + In the event that the RCA Expenses as defined in Section 7(j), on the Effective Date, exceed $233,000 (after giving effect to any recoveries by RCA of any such RCA Expenses prior to the Effective Date), the Base Price shall be decreased by the amount of such excess.

    + In the event that RCA's borrowings under its lines of credit exceed the $650,000 maximum established in Section 3.2(h)(6) on the Effective Date, the Base Price shall be decreased by the amount of such excess.